Exhibit 99.2


THE STEPHAN CO.
1850 WEST McNAB ROAD
FORT LAUDERDALE, FL  33309



FOR IMMEDIATE RELEASE                               Contact:  David Spiegel
Page 1 of 2                                                  (954) 971-0600


            THE STEPHAN CO.  ANNOUNCES LICENSING AGREEMENT FOR
                  LEE STAFFORD LINE OF HAIR CARE PRODUCTS


Ft. Lauderdale, FL, August 3, 2005 -- The Stephan Co. (AMEX - TSC) (the "Company") announced today that on August 1, 2005, the Company entered into a Brand License Agreement (the "Agreement") with The Quantum Beauty
Company Limited ("QBC" or the "Licensor") for the exclusive rights to manufacture, market and distribute the "Lee Stafford" brand of hair care products in the Western Hemisphere. The initial term of the License Agreement is 5 years, with a minimum 5 year renewal at the Licensor's option. The Company is subject to certain requirements, including satisfactory compliance with manufacturing and quality standards, reporting timeframes, payment of royalties, and minimum marketing, advertising and promotional expenditures. The Agreement also subjects the Company to performance standards with respect to sales levels that increase on an annual basis from $1.5 million to $19 million by the fifth year of the initial term.

Lee Stafford is a young and electrifying British hairdresser with salons in the UK and his own line of hair care products and accessories. His product line has been distributed throughout the UK for the past four years by a major distributor. The Lee Stafford line is also distributed internationally, with a presence in major European and Scandinavian countries, as well as Australia and New Zealand.

Since 1996, with the opening of his first salon in Essex, Mr. Stafford has been setting trends, winning awards and traveling worldwide on behalf of Redken. Currently nominated for "British Hairdresser of the Year", Lee Stafford achieved celebrity status as a result of numerous television appearances as well as his television series, "The Hairdresser", a show that features his busy lifestyle and followed the construction and opening of one of his salons.

With his quality hair care line and unique packaging, the Company is excited to be involved in the introduction of the man and the product line to the US marketplace and ultimately, Canada and the rest of the Americas.

                                   *     *     *

The Stephan Co. is engaged in the manufacture, distribution, and marketing of personal and hair care products.



Page 2 of 2

Statements contained in this news release not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this News Release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company's actual results to differ materially from such forward-looking statements.

These factors, risks and uncertainties include, without limitation, the results of the audit and review processes performed by the Company's independent auditors with respect to any restatement of the Company's historic financial statements, the continuing possibility of delisting, or halt in trading of, the Company's common stock from the American Stock Exchange and the repercussions from any such delisting, or halt in trading of, the continuing risks associated with the Company's failure to be in compliance with its periodic reporting requirements with the Securities and Exchange Commission, appropriate valuation of the Company's assets, demand for the Company's products, competition from larger and/or more experienced suppliers of personal and hair care products, the Company's ability to continue to develop its markets, general economic conditions, governmental regulation, and other factors that may be more fully described in the Company's literature and periodic filings with the Securities and Exchange Commission.



AMERICAN STOCK EXCHANGE
SYMBOL - TSC